Exhibit 99.1

EXPLANATORY NOTE

Aptevo Therapeutics, Inc. (“we,” “our” or the “Company”) is filing this Exhibit 99.1 to our Current Report on Form 8-K (this “Exhibit”) to recast certain changes described below with respect to the financial information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Form 10-K”), which was filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2020. The information included in this Exhibit  presents the financial results of our former Aptevo BioTherapeutics LLC (“Aptevo BioT”) business and related assets as a discontinued operation (collectively, the “Aptevo BioT Business”) and retroactively adjusts all share and per share amounts to reflect the March 2020 Reverse Stock Split (as defined below) for all periods presented.  The information in this Exhibit is not an amendment to, or restatement of, the 2019 Form 10-K.

Beginning in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (the “Form 10‑Q”), we presented the Aptevo BioT Business as discontinued operations and held for sale in our interim condensed financial statements for all periods presented as a result of meeting the criteria for held for sale and discontinued operations during the quarter ended March 31, 2020. Accordingly, we are filing this Exhibit to recast the relevant financial information in the 2019 Form 10-K for the Aptevo BioT Business as discontinued operations and held for sale and for the change in the measure of profit or loss and reportable segments as of and for each of the periods covered by the 2019 Form 10-K.

As previously disclosed, on February 28, 2020, we entered into an LLC Purchase Agreement with Medexus Pharma Inc. (“Medexus”), pursuant to which we sold all of the issued and outstanding limited liability company interests of our former wholly-owned subsidiary, Aptevo BioT. As a result of the transaction, Medexus acquired the Aptevo BioT Business, including all right, title and interest to the IXINITY® product and the related Hemophilia B business and intellectual property. In addition, Aptevo BioT personnel responsible for the sale and marketing of IXINITY also transitioned to Medexus as part of the transaction. The Aptevo BioT Business met all the conditions to be classified as a discontinued operation, since the sale of the Aptevo BioT Business represented a strategic shift that will have a major effect on our operations and financial results. We will not have further significant involvement in the operations of the discontinued Aptevo BioT business. The operating results of the Aptevo BioT Business are reported as income (loss) from discontinued operations, in the consolidated statements of operations for all periods presented. The gain recognized on the sale of the Aptevo BioT Business is presented in income (loss) from discontinued operations in the consolidated statement of operations.

From the $30 million payment at closing, we used $22.1 million of the $30 million in proceeds to repay in full our term debt facility with MidCap Financial Trust (“Midcap”), including $20 million of principal and $2.1 million in an end of facility fee, accrued interest, legal fees and prepayment fees.

As previously disclosed, on March 11, 2020, we held a Special Meeting of Stockholders at which our stockholders approved a series of alternate amendments to the Amended and Restated Certificate of Incorporation to effect, at the option of our Board of Directors (the “Board”), a reverse split of our common stock at a ratio ranging from 1-for-2 to 1-for-20, inclusive, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined by the Board in its sole discretion following the Special Meeting. The specific 1-for-14 reverse split ratio was subsequently approved by the Board on March 23, 2020. On March 26, 2020, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-14 reverse stock split of our outstanding common stock (the “March 2020 Reverse Stock Split”). No fractional shares were issued as a result of the reverse stock split. Stockholders of record who would otherwise be entitled to receive a fractional share received a cash payment in lieu thereof. As a result of the March 2020 Reverse Stock Split, all share and per share amounts have been adjusted retroactively for all periods presented in this Exhibit.

The information included in this Exhibit is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements that were included in the 2019 10-K. Unaffected items and unaffected portions of the 2019 10-K have not been repeated in, and are not amended or modified by this Exhibit . This Exhibit does not reflect events occurring after we filed the 2019 10-K and does not

Exhibit 99.1

modify or update the disclosures therein in any way, other than to reflect the presentation of our former Aptevo BioT Business as a discontinued operation and to retroactively adjust all share and per share amounts to reflect the March 2020 Reverse Stock Split. Therefore, this Exhibit should be read in conjunction with our other filings made with the SEC, including, and subsequent to, the respective dates of the 2019 10-K.

Accordingly, this Exhibit revises the following portions of the 2019 10-K:

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
•	Item 8. Financial Statements and Supplementary Data

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis together with the financial statements and the related notes to those statements included elsewhere in this Exhibit. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the 2019 10-K under the caption titled “Risk Factors” and elsewhere, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Aptevo Therapeutics Inc. (Aptevo, we, us, or the Company) is a clinical stage, research and development biotechnology company focused on developing novel immunotherapies for the treatment of cancer. Our lead clinical candidate, APVO436, and preclinical candidates, ALG.APV-527 and APVO603 were developed based on the Company’s versatile and robust ADAPTIR™ modular protein technology platform. The ADAPTIR platform is capable of generating highly differentiated bispecific antibodies with unique mechanisms of action for the treatment of different types of cancer. At December 31, 2019, we had one revenue-generating product in the area of hematology, IXINITY, which was acquired by Medexus on February 28, 2020.

In this regard, on February 28, 2020, Aptevo entered into an LLC Purchase Agreement with Medexus, pursuant to which Aptevo sold all of the issued and outstanding limited liability company interests of Aptevo BioT, a subsidiary of Aptevo which wholly owns the IXINITY and related Hemophilia B business. As a result of the transaction, Medexus obtained all rights, title and interest to the IXINITY product and intellectual property. In addition, Aptevo BioT personnel responsible for the sale and marketing of IXINITY also transitioned to Medexus as part of the transaction.

As consideration for the sale, at closing Aptevo received an amount equal to $30 million in cash. From the $30 million payment at closing, we used $22.1 million of the $30 million in proceeds to repay in full our term debt facility with MidCap financial, including $20 million of principal and $2.1 million in an end of facility fee, accrued interest, legal fees and prepayment fees. The parties also agreed that Aptevo would provide transition services for a limited period of time. We will not generate commercial revenues from our development stage product candidates unless and until we or potential collaborators successfully complete development and obtain regulatory approval for such product candidates, which we expect will take a number of years and is subject to significant uncertainty. If we obtain regulatory approval for one of our development stage product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution, to the extent that such costs are not paid by collaborators. We did not have sufficient cash to complete the clinical development of any of our development stage product candidates and will require additional funding in order to complete the development activities required for regulatory approval of such product candidates.

For the years ended December 31, 2019 and 2018, we had net losses of $40.4 million and $53.7 million, respectively. We had an accumulated deficit of $167.9 million as of December 31, 2019. For the year ended December 31, 2019, net cash used in our operating activities was $42.4 million.

Exhibit 99.1

Corporate Highlights:

•

Continued enrollment in a dose escalation Phase 1/1b open-label clinical study of APVO436 in patients with Acute Myeloid Leukemia and High-Grade Myelodysplastic Syndrome; completed dosing in cohorts 1-5 (through March 2020); dosing in Cohort 6 to begin shortly

•

Presented new preclinical data for APVO436 at the American Association for Cancer Research (AACR) 2019 annual meeting demonstrating T cell differentiation into effector cells with exposure to APVO436 in preclinical studies, in addition to key data demonstrating potent T-cell cytotoxicity of tumors expressing CD123 with reduced cytokine release, suggesting the potential for increased clinical benefit and an improved safety profile

•	Announced the selection of APVO436 for inclusion in the Leukemia & Lymphoma Society’s Beat AML Master Clinical Trial; APVO436 being evaluated in patients newly diagnosed with AML
•	Received orphan drug designation for APVO436
•

Presented new preclinical data for ALG.APV-527 at AACR showing that it was well tolerated in a dose-range finding pilot toxicology study demonstrating an extended half-life of 5-7 days with no major changes in liver enzyme levels, cytokine levels or immune cell populations

•	Made a joint decision with Aptevo’s co-development partner, Alligator Bioscience to focus efforts on out-licensing ALG.APV-527 and delay submission of the clinical trial authorization for ALG-APV.527
•

Announced the selection of a new ADAPTIR bispecific candidate, APVO603, a dual agonist bispecific antibody employing a novel mechanism of action to simultaneously target 4-1BB (CD137) and OX40 (CD134), both members of the TNF-receptor family

•

Presented preclinical data at the 10th Annual World Bispecific Summit on APVO603 showing that dual targeting of 4-1BB and OX40 provides synergistic co-stimulation of T cells with the potential to amplify the cytotoxic function of activated T cells and NK cells

•

Discontinued development of APVO210 in October 2019, the Company’s investigational targeted cytokine bispecific antibody candidate; the decision to discontinue development was based on data from a multiple ascending dose study of APVO210 in healthy volunteers suggesting that it would not meet the desired target product profile for future commercialization

•

Completed the sale of worldwide rights to IXINITY to Medexus Pharmaceuticals for estimated total proceeds in excess of $100 million, including an upfront payment to Aptevo of $30 million; potential milestone payments totaling up to $11 million; and the opportunity to receive deferred payments on future U.S. and Canadian net sales of IXINITY estimated in excess of $60 million based on the most recent Aptevo forecast

•	Fully repaid Aptevo’s $20 million term debt facility with MidCap Financial in February 2020 establishing a debt-free balance sheet
•	Completed a public equity offering in March 2019 raising gross proceeds of approximately $22 million
•

Received an accelerated performance-based $4.3 million milestone payment from Saol Therapeutics, part of a purchase agreement between Aptevo and Saol, originally executed in August 2017, under which Saol acquired three hyperimmune products previously marketed by Aptevo: WinRho SDF, HepaGam B, and VARIZIG

•	Implemented an expense reduction plan in October 2019 reducing Aptevo’s estimated 2019 annual cash burn rate

Exhibit 99.1

Results of Operations

Except as otherwise stated below, the following discussions of our results of operations reflect the results of our continuing operations for the periods described herein, excluding the results related to Aptevo BioT, which has been separated from continuing operations and reflected as a discontinued operation.  See Note 14 – Sale of Aptevo BioTherapeutics LLC to the accompanying financial statements for additional information.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Research and Development Expenses

We expense research and development costs as incurred. These expenses consist primarily of the costs associated with our research and discovery activities, including conducting pre-clinical studies and clinical trials, fees to professional service providers for analytical testing, independent monitoring or other administration of our clinical trials and obtaining and evaluating data from our clinical trials and non-clinical studies, as well as costs of contract manufacturing services for clinical trial material, and costs of materials used in clinical trials and research and development. Our research and development expenses primarily consist of:

•	employee salaries and related expenses, including stock-based compensation and benefits for our employees involved in our drug discovery and development activities;
•	external research and development expense incurred under agreements with third-party contract research organizations (CRO’s) and investigative sites;
•	manufacturing material expense for third-party manufacturing; and
•	overhead costs such as rent, utilities and depreciation.

We expect our research and development spending will be dependent upon such factors as the results from our clinical trials, the availability of reimbursement of research and development spending, the number of product candidates under development, the size, structure and duration of any clinical programs that we may initiate, and the costs associated with manufacturing our product candidates on a large-scale basis for later stage clinical trials. While programs are still in the pre-clinical trial phase, we do not provide a breakdown of the initial associated expenses as we are often evaluating multiple product candidates simultaneously. Costs are reported in pre-clinical research and discovery until the program enters the clinic.

Our principal research and development expenses by program for the year ended December 31, 2019 and 2018 are shown in the following table:

	For the Year Ended December 31,
(in thousands)	2019	2018	Change
Clinical programs:
APVO436	$4,467	$7,039	$(2,572)
Other	4,574	14,089	(9,515)
Total clinical programs	9,041	21,128	12,087

Pre-clinical program, general research and discovery	15,722	13,433	2,289
Total	$24,763	$34,561	$(9,798)

Research and development expenses decreased by $9.8 million, to $24.8 million for the year ended December 31, 2019 from $34.6 million for the year ended December 31, 2018. Research and development expenses decreased primarily due to a decrease in expenses for APVO436 related to the timing of manufacturing and clinical trial activities, a decrease in expenses for other clinical programs, including lower costs for programs discontinued in 2018 and APVO210, which was discontinued in October 2019.

Exhibit 99.1

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs and professional fees in support of our executive, business development, finance, accounting, information technology, legal and human resource functions. Other costs include facility costs not otherwise included in research and development expenses.

For the year ended December 31, 2019, general and administrative expenses decreased by $2.0 million, or 11%, to $16.2 million from $18.2 million for December 31, 2018. This decrease was primarily due to reduced personnel and professional services costs.

Other Expense, net

Other expense, net consists primarily of interest on debt financing income. Other expense was $2.1 million for the year ended December 31, 2019 and $2.0 million for the year ended December 31, 2018.

Discontinued Operations

The accompanying financial statements include discontinued operations from two separate transactions: the sale of our Hyperimmune business in 2017, from which milestone payments were recognized in 2019, and our Aptevo BioTherapeutics LLC business, which was sold in 2020.

In the third quarter of 2019, we received a $4.25 million milestone payment from Saol International Limited, in connection with the sale of our hyperimmune business in September 2017. No additional amounts are outstanding related to the milestones. This was recorded as a gain in discontinued operations of $4.25 million.

On February 28, 2020, we entered into an LLC Purchase Agreement with Medexus, pursuant to which we sold all of the issued and outstanding limited liability company interests of Aptevo BioT, our former wholly-owned subsidiary which owns the IXINITY and related Hemophilia B business. As a result of the transaction, Medexus obtained all rights, title and interest to the IXINITY product and intellectual property. In addition, Aptevo BioT personnel responsible for the sale and marketing of IXINITY also transitioned to Medexus as part of the transaction.

In addition to the payment received at closing, we may also earn milestone and deferred payments from Medexus in the future.  Pursuant to the LLC Purchase Agreement, we agreed to provide certain transition services for a limited period of time following the closing. We used $22.1 million of the $30 million in proceeds to repay in full our term debt facility with MidCap, including $20 million of principal and $2.1 million in an end of facility fee, accrued interest, legal fees and prepayment fees.

Income Taxes

During the periods prior to the spin-off from Emergent, the Company did not file separate tax returns as it was included in the tax returns of Emergent entities within the respective tax jurisdictions. The income tax provision included in these financial statements was calculated using a separate return basis, as if the Company was a separate taxpayer. Under this approach, the Company determines its current taxes, deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns in each tax jurisdiction.

The following table provides information regarding our pre and post-tax for both continuing and discontinued operations for the periods ended December 31, 2019 and 2018:

	For the Year Ended December 31,
	2019	2018
Net loss from continuing operations	$(43,064)	$(54,755)
Discontinued operations
Income from discontinued operations, before income taxes	2,616	1,066
Net loss	$(40,448)	$(53,689)

Exhibit 99.1

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements at December 31, 2019.

Liquidity and Capital Resources

Cash Flows

We have financed our operations to date primarily through revenue generated from the sale of our hyperimmune business, public offerings of our common stock, loan proceeds, license fees, milestone payments and research and development funding from strategic partners, and funds received at the date of our spin-off from Emergent. As of December 31, 2019, we had cash, and cash equivalents in the amount of $12.4 million and restricted cash of $7.5 million. In February 2020, we used $22.1 million of the $30 million in proceeds from the sale of Aptevo BioT to Medexus to repay in full our term debt facility with MidCap financial, including $20 million of principal and $2.1 million in an end of facility fee, accrued interest, legal fees and prepayment fees. Under the terms of our credit facility agreement with MidCap, we were required to maintain a restricted cash account of $5 million. Repayment of the debt relieved us of the obligation to keep $5 million of cash restricted.

The following table provides information regarding our cash flows for year ended December 31, 2019 and 2018:

	For the Year Ended December 31,
(in thousands)	2019	2018
Net cash provided by (used in):
Operating activities	$(42,383)	$(51,422)
Investing activities	4,097	72,797
Financing activities	20,149	(787)
Increase (Decrease) in cash and cash equivalents	$(18,137)	$20,588

Net cash used in operating activities for the year ended December 31, 2019 and 2018 was primarily due to our net operating loss and changes in working capital accounts.

Net cash provided by investing activities for the year ended December 31, 2019, was primarily due to the receipt of the $4.25 million milestone payment from Saol International Limited, in conjunction with the sale in September 2017 of our hyperimmune business, net of the purchase of property and equipment. For the year ended December 31, 2018, the largest components of the cash provided by investing activities were primarily due to the maturity and redemption of investments of $90.2 million, offset by investment purchases of $16.5 million.

Net cash provided by financing activities for the year ended December 31, 2019 is primarily due to $20.3 million received from the issuance of common stock and related warrants and the exercise of warrants. Net cash used in financing activities for the year ended December 31, 2018 was primarily due to the payment of tax liability associated with restricted stock units that vested in the quarter.

Sources of Liquidity

Public Offering – March 2019

On March 11, 2019, we completed a public offering relating to the issuance and sale of 1,417,857 shares of our common stock and warrants to purchase up to 1,417,857 shares of common stock at $14.00 per share and warrants at $18.20 per share, as well as pre-funded warrants to purchase up to 153,571 shares of common stock at an exercise prices of $0.14 per share and 153,571 of related warrants to purchase shares of common stock at $18.20 per share. We received net proceeds of $20.2 million, after underwriting fees, legal fees, and other expenses. If the remaining warrants are fully exercised in the future, additional proceeds to be received upon exercise of these warrants totals up to $28.6 million, which have a five-year life.

Exhibit 99.1

Credit Agreement

During 2018 and 2019, we were party to an Amended and Restated Credit and Security Agreement or the Credit Agreement, with MidCap. In February 2020, we used a portion of the $30 million in proceeds from the sale of the IXINITY business to repay in full our obligations to MidCap, inclusive of $2.1 million in an end of facility fee, accrued interest, legal fees and prepayment fees. Under the terms of our credit facility agreement with MidCap we were required to maintain a restricted cash account of $5 million. Repayment of the debt relieved us of the obligation to keep $5 million of cash restricted.

Equity Distribution Agreement

On November 9, 2017, we entered into an Equity Distribution Agreement with Piper Jaffray & Co (“Piper”). The Equity Distribution Agreement provides that, upon the terms and subject to the conditions set forth therein, we may issue and sell through Piper, acting as sales agent, shares of our common stock having an aggregate offering price of up to $17.5 million. We have no obligation to sell any such shares under the Equity Distribution Agreement. The sale of the shares of our common stock by Piper will be effected pursuant to a Registration Statement on Form S-3 which we filed on November 9, 2017. We issued 947 shares under the Equity Distribution Agreement in the fourth quarter of 2018, and 12,887 shares in the third quarter of 2019 and received net proceeds of $0.2 million from these transactions. Following such prior sales, we have the ability to sell up to an additional $17.3 million of common stock under the Equity Distribution Agreement.

The Equity Distribution Agreement will terminate upon the issuance and sale of all shares under the Equity Distribution Agreement or upon the earlier termination thereof at any time by us or Piper upon notice to the other party.

Purchase Agreement

On December 20, 2018 we entered into the Purchase Agreement, and a registration rights agreement with Lincoln Park. Pursuant to the purchase agreement Lincoln Park has committed to purchase up to $35.0 million worth of our common stock over a 36-month period commencing on February 13, 2019, the date the registration statement covering the resale of the shares was declared effective by the SEC. Pursuant to this purchase agreement, we issued 7,533 commitment shares of common stock in December 2018, and 13,990 commitment shares of common stock in the first quarter of 2019.

Under the Purchase Agreement, on any business day selected by us, we may direct Lincoln Park to purchase shares of our common stock provided that Lincoln Park’s maximum commitment on any single day does not exceed $2.0 million. The purchase price per share will be based off of prevailing market prices of our common stock immediately preceding the time of sale; provided, however, that we cannot direct any such purchase if the prevailing market price is less than $1.00. In addition, we may also direct Lincoln Park to purchase other amounts as accelerated purchases or as additional accelerated purchases if the closing sale price of our common stock exceeds certain threshold prices as set forth in the Purchase Agreement.

Actual sales of shares of our common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors as determined by us from time to time, including, among others, market conditions, the trading price of our common stock and additional determinations as to the appropriate sources of funding for our operations. Lincoln Park has no right to require any sales but is obligated to make purchases as we direct in accordance with the Purchase Agreement.

Liquidity

Due to our significant research and development expenditures, we have generated significant operating losses from inception and we expect to incur significant operating losses in the future. We have funded our operations primarily through sales of our equity securities, utilization of our credit agreement, the sale of our former hyperimmune business, product sales, and payments from our former parent.  We had a net loss of $40.4 million and $53.7 million for the years ended December 31, 2019 and December 31, 2018, respectively. We had cash and cash equivalents of $12.5 million, restricted cash of $7.5 million and an accumulated deficit of $167.9 million as of December 31, 2019.

Exhibit 99.1

For the year ended December 31, 2019, net cash used in our operating activities was $42.4 million.

On February 28, 2020, Aptevo entered into an LLC Purchase Agreement with Medexus, pursuant to which Aptevo sold all of the issued and outstanding limited liability company interests of Aptevo BioT, a subsidiary of Aptevo which wholly owns the IXINITY and related Hemophilia B business. As a result of the transaction, Medexus obtained all rights, title and interest to the IXINITY product and intellectual property. In addition, Aptevo BioT personnel responsible for the sale and marketing of IXINITY also transitioned to Medexus as part of the transaction.

As consideration for the sale, at closing Aptevo received an amount equal to $30 million in cash. From the $30 million payment at closing, we used $22.1 million of the $30 million in proceeds to repay in full our term debt facility with MidCap financial, including $20 million of principal and $2.1 million in an end of facility fee, accrued interest, legal fees and prepayment fees. Under the terms of our credit facility agreement with MidCap Financial Trust, we were required to maintain a restricted cash account of $5 million. Repayment of the debt relieved us of the obligation to keep $5 million of cash restricted.

While we expect to generate cash inflows from milestones and deferred payments from Medexus’ future sales of IXINITY and regulatory approval, our results of operations will be highly dependent on our research and development spending. When considered in aggregate, these factors raise substantial doubt about our ability to continue as a going concern for the one-year period from the date of issuance of the financial statements contained in this Exhibit. Our ability to continue as a going concern will require us to generate positive cash flow from operations, obtain additional financing, enter into strategic alliances and/or sell assets.

Our plans to address this condition include pursuing one or more of the following options to secure additional funding, none of which can be guaranteed or are entirely within our control:

•

Raise funding through the possible additional sales of our common stock, through our existing equity sales agreement with Lincoln Park Financial LLC or our Equity Distribution Agreement with Piper or other public or private equity financings.

•	Partner or sell a portion or all rights to any of our assets to secure potential additional non-dilutive funds.
•	Establish additional credit lines or other debt financing sources.

There can be no assurance, however, that we will receive cash proceeds from any of these potential resources or to the extent cash proceeds are received such proceeds would be sufficient to support our current operating plan for at least the next twelve months from the date of filing this Exhibit.

There are numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products. Accordingly, our future funding requirements may vary from our current expectations and will depend on many factors, including, but not limited to:

•	our ability to establish and maintain strategic partnerships, licensing or other arrangements and the financial terms of such agreements;
•	the number and characteristics of the product candidates we pursue;
•	the scope, progress, results and costs of researching and developing our product candidates, and of conducting preclinical and clinical trials;
•	the timing of, and the costs involved in, completing our clinical trials and obtaining regulatory approvals for our product candidates;
•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation;
•	the cost of commercialization activities if any of our product candidates are approved for sale, including marketing, sales and distribution costs;
•	the cost of manufacturing our product candidates and any products we successfully commercialize;

Exhibit 99.1

•	the timing, receipt and amount of milestone payments and any deferred payments from Medexus with respect to IXINITY; and
•	our ability to continue as a going concern.

If we are unable to raise substantial additional capital in the next year, whether on terms that are acceptable to us, or at all then we may be required to:

•	delay, limit, reduce or terminate our clinical trials or other development activities for one or more of our product candidates; and/or
•	delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our product candidates, if approved.

The sale of additional equity or convertible debt securities may result in additional dilution to our stockholders. If we raise additional funds through the issuance of debt securities or preferred stock or through additional credit facilities, these securities and/or the loans under credit facilities could provide for rights senior to those of our common stock and could contain covenants that would restrict our operations. Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. We also expect to seek additional funds through arrangements with collaborators, licensees or other third parties. These arrangements would generally require us to relinquish or encumber rights to some of our technologies or drug candidates, and we may not be able to enter into such arrangements on acceptable terms, if at all.

Our future success is dependent on our ability to develop our product candidates and ultimately upon our ability to attain profitable operations. We anticipate that we will continue to incur significant operating losses for the next several years as we incur expenses to continue to execute on our development strategy to advance our preclinical and clinical stage assets. We will not generate revenues from our development stage product candidates unless and until we or our collaborators successfully complete development and obtain regulatory approval for such product candidates, which we expect will take a number of years and is subject to significant uncertainty. If we obtain regulatory approval for one of our development stage product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution, to the extent that such costs are not paid by collaborators. We did not have sufficient cash to complete the clinical development of any of our development stage product candidates and will require additional funding in order to complete the development activities required for regulatory approval of such product candidates. We will require substantial additional funds to continue our development programs and to fulfill our planned operating goals.

Contractual Obligations

Our contractual obligations as of December 31, 2019 were as follows:

	Payments due by period
(in thousands)	Total	Less than 1 year	1 to 3 Years	More than 4 years
Operating lease obligations	$5,560	$1,480	$4,080	$—
Purchase Obligations	$8,099	$1,657	$6,442	$—

In January 2020, we entered into a contract with The Leukemia & Lymphoma Society (LLS) to be part of an ongoing national AML master clinical trial called the ‘Beat AML Master Clinical Trial.’ The Beat AML Master Clinical Trial provides access to leading academic cancer centers and allows us to study APVO436 in a front-line AML setting. Our purchase obligation for the Beat AML Master Clinical Trial totals $8.1 million over the next three years. We note that the Clinical Trial Participation Agreement contains a termination for convenience clause where we may terminate the agreement with 180 days prior written notice.

Exhibit 99.1

Critical Accounting Policies and Significant Judgements and Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances; however, actual results could differ from those estimates. An accounting policy is considered critical if it is important to a company’s financial condition and results of operations and if it requires the exercise of significant judgment and the use of estimates on the part of management in its application. Although we believe that our judgments and estimates are appropriate, Actual results may differ materially from our estimates.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development costs primarily consist of internal labor costs, fees paid to outside service providers and the costs of materials used in clinical trials and research and development. Other research and development expenses include facility, maintenance and related support expenses.

A substantial portion of our pre-clinical studies and all of our clinical studies have been performed by third-party contract research organizations (CRO). We review the activities performed by the CROs each period. For pre-clinical studies, the significant factors used in estimating accruals include the percentage of work completed to date and contract milestones achieved. For clinical study expenses, the significant factors used in estimating accruals include the number of patients enrolled and percentage of work completed to date. Our estimates are highly dependent upon the timeliness and accuracy of the data provided by its CRO’s regarding the status of each program and total program spending and adjustments are made when deemed necessary.

Stock-Based Compensation

Under the Financial Accounting Standards Board’s (FASB) ASC 718, Compensation—Stock Compensation, we measure and recognize compensation expense for restricted stock units (RSUs), and stock options granted to our employees and directors based on the fair value of the awards on the date of grant. The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model that requires management to apply judgment and make estimates, including:

•

the expected term of the stock option award, which we calculate using the simplified method, as permitted by the SEC Staff Accounting Bulletin No. 110, Share-Based Payment, as we have insufficient historical information regarding our stock options to provide a basis for an estimate;

•

the expected volatility of our underlying common stock, which we estimate based on the historical volatility of a representative group of publicly traded biopharmaceutical companies with similar characteristics to us, and our own historical and implied future volatility;

•	the risk-free interest rate, which we based on the yield curve of U.S. Treasury securities with periods commensurate with the expected term of the options being valued;
•	the expected dividend yield, which we estimate to be zero based on the fact that we have never paid cash dividends and have no present intention to pay cash dividends; and
•	the fair value of our common stock on the date of grant.

Stock-based compensation expense for RSUs, and stock options is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. We are required to estimate a forfeiture rate to calculate the stock-based compensation expense for our awards. Our forfeiture rate is based on an analysis of our actual forfeitures since the adoption of our equity award plan. We routinely evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and expectations of future option exercise behavior.

Exhibit 99.1

Income Taxes

Income taxes are accounted for using the liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Aptevo’s ability to realize deferred tax assets depends upon future taxable income as well as the limitations discussed below. For financial reporting purposes, a deferred tax asset must be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized prior to expiration. Aptevo considers historical and future taxable income, future reversals of existing taxable temporary differences, taxable income in prior carryback years, and ongoing tax planning strategies in assessing the need for valuation allowances. In general, if Aptevo determines that it is more likely than not to realize more than the recorded amounts of net deferred tax assets in the future, Aptevo will reverse all or a portion of the valuation allowance established against its deferred tax assets, resulting in a decrease to the provision for income taxes in the period in which the determination is made. Likewise, if Aptevo determines that it is not more likely than not to realize all or part of the net deferred tax asset in the future, Aptevo will establish a valuation allowance against deferred tax assets, with an offsetting increase to the provision for income taxes, in the period in which the determination is made.

Because tax laws are complex and subject to different interpretations, significant judgment is required. As a result, Aptevo makes certain estimates and assumptions, in (1) calculating Aptevo’s income tax expense, deferred tax assets and deferred tax liabilities, (2) determining any valuation allowance recorded against deferred tax assets and (3) evaluating the amount of unrecognized tax benefits, as well as the interest and penalties related to such uncertain tax positions. Aptevo’s estimates and assumptions may differ significantly from tax benefits ultimately realized.

New Accounting Standards

On January 1, 2019 we adopted ASU No. 2016-02, Leases (ASC 842), which amended the existing standards for lease accounting, requiring lessees to recognize most leases on their balance sheets and disclose key information about leasing arrangements. We adopted the new standard using a modified retrospective transition approach at the beginning of the current fiscal year, January 1, 2019. We did not adjust comparative periods in our financial statements prior to that period. For further discussion of new accounting standards, please see Note 1 of the Consolidated Financial Statements contained in this Current Report on Form 8-K.

On December 18, 2019 we adopted ASU No. 2019-12, Income Taxes (Topic 740), which amended the existing standards for income tax accounting, eliminating the legacy exception on how to allocate income tax expense or benefit for the year to continuing operations, discontinued operations, other comprehensive income, and other charges or credits recorded directly to shareholder’s equity.  We did not adjust comparative periods in our financial statements prior to that period as the impact on 2018 was not material. For further discussion of new accounting standards, please see Note 1 of the Consolidated Financial Statements contained in this Current Report on Form 8-K.

Exhibit 99.1

Table of Contents

Index to Consolidated Financial Statements

Item 8. Financial Statements and Supplementary Data

APTEVO THERAPEUTICS INC.

Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Aptevo Therapeutics Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Aptevo Therapeutics Inc. (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements’). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Adoption of FASB Accounting Standard Update Leases (Topic 842)

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for leases in 2019 due to the adoption of ASU Topic 842, Leases.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We served as the Company’s auditor from 2015 to 2020.

Seattle, Washington

March 25, 2020

except for the effects of presenting Aptevo BioTherapeutics LLC as discontinued operations discussed in Note 14 and the effects of the reverse stock split discussed in Note 1, as to which the date is

December 14, 2020

Exhibit 99.1

Aptevo Therapeutics Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	As of December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$12,448	$30,635
Prepaid expenses	1,078	2,555
Held for sale assets – short term	16,309	14,626
Other current assets	160	873
Total current assets	29,995	48,689
Restricted cash, net of current portion	7,498	7,448
Property and equipment, net	3,946	5,202
Operating lease right-of-use asset	3,747	—
Held for sale assets – long term	7,465	5,250
Other assets	757	905
Total assets	$53,408	$67,494
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$6,428	$8,793
Accrued compensation	2,870	3,241
Current portion of long-term debt	19,863	—
Held for sale liabilities – short term	8,134	5,019
Other current liabilities	944	557
Total current liabilities	38,239	17,610
Long-term debt, net	—	19,278
Other liabilities	—	200
Operating lease liability	3,327	—
Total liabilities	41,566	37,088

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 3,234,231 and 1,629,172 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	45	23
Additional paid-in capital	179,653	157,791
Accumulated deficit	(167,856)	(127,408)
Total stockholders' equity	11,842	30,406
Total liabilities and stockholders' equity	$53,408	$67,494

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

Aptevo Therapeutics Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Year Ended December 31,
	2019	2018
Operating Expense:
Research and development	24,763	34,561
Selling, general and administrative	16,199	18,170
Loss from operations	(40,962)	(52,731)
Other expense:
Other expense, net	(2,102)	(2,024)
Net loss from continuing operations	$(43,064)	$(54,755)
Discontinued operations:
Income from discontinued operations - Hyperimmune	$4,250	$—
Income (loss) from discontinued operations - Aptevo BioTherapeutics LLC	(1,634)	1,066
Net loss	$(40,448)	$(53,689)

Basic and diluted net income (loss) per share:
Net loss from continuing operations	$(14.76)	$(34.07)
Net income from discontinued operations	$0.90	$0.66
Net loss	$(13.86)	$(33.41)
Weighted-average shares used to compute per share calculation	2,917,035	1,607,147

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

Aptevo Therapeutics Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	For the Year Ended December 31,
	2019	2018
Net loss	$(40,448)	$(53,689)
Other comprehensive loss:
Unrealized gain on available-for-sale investments, net	—	105
Total comprehensive loss	$(40,448)	$(53,584)

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

Aptevo Therapeutics Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2019	2018
Operating Activities
Net loss	$(40,448)	$(53,689)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	1,598	2,140
Depreciation and amortization	2,235	2,390
Non-cash interest expense and other	673	988
Gain on milestone payment related to sale of Hyperimmune Business	(4,250)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	2,212	1,879
Operating lease right of use asset	945	—
Accounts payable, accrued compensation and other liabilities	(2,697)	2,681
Long-term operating lease liability	(1,039)	—
Changes in assets and liabilities held for sale	(1,612)	(7,811)
Net cash used in operating activities	(42,383)	(51,422)
Investing Activities
Proceeds from the maturity of investments	—	90,243
Milestone payment from sale of Hyperimmune Business	4,250	65
Purchases of property and equipment	(153)	(976)
Purchases of investments	—	(16,535)
Net cash provided by investing activities	4,097	72,797
Financing Activities
Payments of long-term debt, issuance costs and modification fees	(137)	—
Proceeds from issuance or exercise of common stock, warrants, and pre-funded warrants	20,344	623
Payment of tax liability for vested equity awards	(58)	(808)
Fees paid to lender to amend debt agreement	—	(602)
Net cash provided by (used in) financing activities	20,149	(787)
(Decrease) increase in cash, cash equivalents, and restricted cash	(18,137)	20,588
Cash, cash equivalents, and restricted cash at beginning of period	38,083	17,495
Cash, cash equivalents, and restricted cash at end of period	$19,946	$38,083

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

Aptevo Therapeutics Inc.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY

(in thousands, except share amounts)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Capital	Deficit	Loss	Equity
Balance at December 31, 2017	1,543,265	$22	$155,837	$(73,719)	$(105)	$82,035
Unrealized losses on available-for-sale investments	—	—	—	—	105	105
Common stock issued upon exercise of stock options	27,633	1	622	—	—	623
Common stock issued upon vesting of restricted stock units	58,274	—	(808)	—	—	(808)
Stock-based compensation	—	—	2,140	—	—	2,140
Net loss for the period	—	—	—	(53,689)	—	(53,689)
Balance at December 31, 2018	1,629,172	$23	$157,791	$(127,408)	$—	$30,406
Issuance of common stock, pre-funded warrants and warrants, net	1,584,316	22	20,322	—		20,344
Issuance of commitment shares of common stock, non-cash transaction	13,991	—	—	—	—	—
Common stock issued upon vesting of restricted stock units	6,752	—	(58)	—	—	(58)
Stock-based compensation	—	—	1,598	—	—	1,598
Net loss for the period	—	—	—	(40,448)	—	(40,448)
Balance at December 31, 2019	3,234,231	$45	$179,653	$(167,856)	$—	$11,842

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

Aptevo Therapeutics Inc.

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

Organization and Liquidity

We are a clinical-stage, research and development biotechnology company focused on developing novel immunotherapies for the treatment of cancer. Our lead clinical candidate, APVO436, and preclinical candidates, ALG.APV-527 and APVO603 were developed based on our versatile and robust ADAPTIR™ modular protein technology platform. The ADAPTIR platform is capable of generating highly differentiated bispecific antibodies with unique mechanisms of action for the treatment of different types of cancer and autoimmunity. We previously had one revenue-generating product in the area of hematology, IXINITY, which we sold to Medexus Pharma, Inc. (“Medexus”) on February 28, 2020.

We are currently trading on the Nasdaq Capital Market under the symbol “APVO.”

On February 28, 2020, we entered into an LLC Purchase Agreement with Medexus Pharma Inc. (“Medexus”), pursuant to which we sold all of the issued and outstanding limited liability company interests of Aptevo BioTherapeutics LLC (“Aptevo BioTherapeutics”), a wholly owned subsidiary of Aptevo. As a result of the transaction, Medexus obtained all rights, title and interest to the IXINITY product, and the related Hemophilia B business and intellectual property. In addition, Aptevo BioTherapeutics personnel responsible for the sale and marketing of IXINITY also transitioned to Medexus as part of the transaction. Aptevo BioTherapeutics met all the conditions to be classified as a discontinued operation since the sale of Aptevo BioTherapeutics represented a strategic shift that will have a major effect on the Company’s operations and financial results. Aptevo will not have further significant involvement in the operations of the discontinued Aptevo BioTherapeutics business. The operating results of Aptevo BioTherapeutics are reported as income (loss) from discontinued operations, in the consolidated statements of operations for all periods presented. The gain recognized on the sale of  Aptevo BioTherapeutics is presented in income (loss) from discontinued operations in the consolidated statement of operations. In addition, on the consolidated balance sheet as of December 31, 2019, the assets and liabilities held for sale have been presented separately. See Note 14 – Sale of Aptevo BioTherapeutics LLC for additional information.

The accompanying financial statements have been prepared on a basis that assumes we will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. For the year ended December 31, 2019 and 2018, we had a net loss of $40.4 million and $53.7 million, respectively. We had an accumulated deficit of $167.9 million as of December 31, 2019. For the year ended December 31, 2019, net cash used in our operating activities was $42.4 million. We have suffered recurring losses from operations and negative cash flows from operating activities. When considered in aggregate, these factors raise substantial doubt about our ability to continue as a going concern for the one-year period from the date of issuance of these financial statements. We will need to raise additional funds to support our operating and capital needs in 2020.

We continue to face significant challenges and uncertainties and, as a result, our available capital resources may be consumed more rapidly than currently expected due to: (a) changes we may make to the business that affect ongoing operating expenses; (b) changes we may make in our business strategy; (c) changes we may make in our research and development spending plans; (d) potential decreases in our expected milestone and deferred payments from Medexus with respect to IXINITY; and (e) other items affecting our forecasted level of expenditures and use of cash resources. We may attempt to obtain additional funding through our existing equity sales agreement with Lincoln Park Financial LLC or our Equity Distribution Agreement with Piper Jaffray & Co., or other public or private financing, collaborative arrangements with strategic partners, or through additional credit lines or other debt financing sources to increase the funds available to fund operations. However, we may not be able to secure such funding in a timely manner or on favorable terms, if at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. Without additional funds, we may be forced to

Exhibit 99.1

delay, scale back or eliminate some of our research and development activities or other operations and potentially delay product development in an effort to provide sufficient funds to continue our operations. If any of these events occurs, our ability to achieve our development and commercialization goals may be adversely affected.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). These consolidated financial statements include all adjustments, which include normal recurring adjustments, necessary for the fair presentation of the Company’s financial position.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

The consolidated financial statements include the accounts of the company and its wholly owned subsidiaries: Aptevo Research and Development LLC and Aptevo BioTherapeutics LLC (for all periods prior to the sale to Medexus). All intercompany balances and transactions have been eliminated.

In March 2020, we effected a 1-for-14 reverse stock split (the “Reverse Split”) of our common stock pursuant to which every 14 shares of our common stock issued and outstanding as of March 26, 2020 were automatically combined into one issued and outstanding share of common stock.  No fractional shares were issued as a result of the reverse stock split. Stockholders of record who would otherwise have been entitled to receive a fractional share received a cash payment in lieu thereof.  All share and per share information with respect to our common stock have been restated to reflect the effect of the Reverse Split for all periods presented. Refer to Note 8 for additional information.

Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the company and its wholly owned subsidiaries: Aptevo Research and Development LLC and Aptevo BioTherapeutics LLC (for all periods prior to the sale to Medexus). All intercompany balances and transactions have been eliminated.

Cash Equivalents

Cash equivalents are highly liquid investments with a maturity of 90 days or less at the date of purchase and include time deposits and investments in money market funds with commercial banks and financial institutions.

Restricted Cash

As of December 31, 2019, we had restricted cash, long-term, which included $5.0 million related to the minimum cash covenant included in the Company’s Credit and Security Agreement (the Credit Agreement) with MidCap Financial Trust, and $2.5 million securing letters of credit. Under the terms of our credit facility agreement with MidCap Financial Trust, we were required to maintain a restricted cash account of $5 million. Repayment of the debt in February 2020 relieved us of the obligation to keep $5 million of cash restricted.

Exhibit 99.1

Concentrations of Credit Risk

Financial instruments that potentially subject Aptevo to concentrations of credit risk consist primarily of cash and cash equivalents, certain investments and accounts receivable. Aptevo places its cash and cash equivalents with high quality financial institutions and may maintain cash balances in excess of insured limits. Management believes that the financial risks associated with its cash and cash equivalents are minimal.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Furniture and equipment	7-10 years
Software and hardware	3-5 years or product life
Leasehold improvements	Lesser of the asset life or the remaining lease term

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operations. Repairs and maintenance costs are expensed as incurred.

Leases

On January 1, 2019 we adopted ASU No. 2016-02, Leases (ASC 842), which amended the existing standards for lease accounting, requiring lessees to recognize most leases on their balance sheets and disclose key information about leasing arrangements. We adopted the new standard using a modified retrospective transition approach at the beginning of the current fiscal year, January 1, 2019. We did not adjust comparative periods in our financial statements prior to that period.

For transition leases, entities were permitted to make an election to apply a package of practical expedients that allows entities not to reassess (i) whether any expired or existing contracts are or contain leases, (ii) lease classification for any expired or existing leases, and (iii) whether initial direct costs for any expired or existing leases qualify for capitalization under ASC 842. In addition, entities were also permitted to make an election to use hindsight when determining lease terms and when assessing the impairment of right-of-use assets. We have chosen to elect the package of practical expedients but did not elect the hindsight practical expedient for our transition leases.

We determine if an arrangement is a lease at inception date. Leases are to be classified as finance or operating at the lease commencement date, which affects the classification of expense recognition in the income statement. Right-of-use assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments, as agreed to in the lease. Operating lease liabilities and the corresponding right-of-use assets are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. An operating right-of-use asset is measured as the amount of the initial measurement of the lease liability, adjusted for prepaid or accrued lease payments, the remaining balance of any lease incentive received, unamortized initial direct costs, and any impairment of the right-of-use asset. The initial measurement of the lease liabilities and right-to-use assets of finance leases is the same as for operating leases. We include options to extend the lease and certain termination options in our lease liability and right-of-use asset when it is reasonably certain that we will exercise those options.

As our existing leases do not contain an implicit interest rate, we estimate our incremental borrowing rate (IBR) based on information available at commencement date in determining the present value of future payments. Due to the significant judgment involved and the complex analysis needed to determine this discount rate, we engaged a third-party valuation specialist to advise us in our determination of our IBR for the initial adoption of the standard.

Exhibit 99.1

Lease expense for operating leases is recognized on a straight-line basis over the lease term as part of our selling, general and administrative expenses and our research and development expenses on our consolidated statement of operations. Lease expense for financing leases consists of amortization of the right-of-use asset and interest on the lease liability as part of our research and development expenses on our consolidated statement of operations.

Adoption of the new standard resulted in the recognition of a right-of-use asset of $1.5 million, an operating lease liability of $2.2 million dollars, and a related decrease in deferred rent liability of $0.7 million at January 1, 2019. Refer to Note 9 for additional information. We note that there was no cumulative effect due to the deferred rent change.

Fair Value of Financial Instruments

We measure and record cash equivalents and investment securities considered available-for-sale at fair value in the accompanying financial statements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability, an exit price, in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The carrying amounts of our short-term financial instruments, which include cash and cash equivalents, accounts receivable and accounts payable, approximate their fair value due to their short maturities.

Debt Issuance Costs

Aptevo defers costs related to debt issuance and amortizes these costs to interest expense over the term of the debt, using the effective interest method. Debt issuance costs are presented in the balance sheet as a reduction of the carrying amount of the debt liability.

Research and Development Expenses

Research and development expenses are expensed as incurred. Research and development costs primarily consist of internal labor costs, fees paid to outside service providers and the costs of materials used in clinical trials and research and development. Other research and development expenses include facility, maintenance and related support expenses.

A substantial portion of Aptevo’s pre-clinical studies and all of its clinical studies have been performed by third-party CROs. The Company reviews the activities performed by the CROs each period. For pre-clinical studies, the significant factors used in estimating accruals include the percentage of work completed to date and contract milestones achieved. For clinical study expenses, the significant factors used in estimating accruals include the number of patients enrolled and services provided but not yet invoiced. The Company’s estimates are highly dependent upon the timeliness and accuracy of the data provided by its CROs regarding the status of each program and total program spending and adjustments are made when deemed necessary.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs and professional fees in support of our executive, business development, finance, accounting, information technology, legal and human resource functions. Other costs include facility costs not otherwise included in research and development expense.

Exhibit 99.1

Stock-Based Compensation

Under the Financial Accounting Standards Board’s (FASB) ASC 718, Compensation—Stock Compensation, we measure and recognize compensation expense for restricted stock units (RSUs), and stock options granted to our employees and directors based on the fair value of the awards on the date of grant. The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model that requires management to apply judgment and make estimates, including:

•

the expected term of the stock option award, which we calculate using the simplified method, as permitted by the SEC Staff Accounting Bulletin No. 110, Share-Based Payment, as we have insufficient historical information regarding our stock options to provide a basis for an estimate;

•	the expected volatility of our underlying common stock, which we estimate based on the historical volatility of the historical and implied future volatility of our common stock;
•	the risk-free interest rate, which we based on the yield curve of U.S. Treasury securities with periods commensurate with the expected term of the options being valued;
•	the expected dividend yield, which we estimate to be zero based on the fact that we have never paid cash dividends and have no present intention to pay cash dividends; and
•	the fair value of our common stock on the date of grant.

Stock-based compensation expense for RSUs is recognized on a straight-line basis over the vesting period of the respective award. Stock-based compensation expense for our stock options, both converted and Aptevo granted, is recognized on a straight-line basis over the vesting period of the respective award.

We have elected to estimate a forfeiture rate to calculate the stock-based compensation expense for our awards. we have estimated a forfeiture rate of ten-percent. We routinely evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and expectations of future option exercise behavior.

Income Taxes

Income taxes are accounted for using the liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Aptevo’s ability to realize deferred tax assets depends upon future taxable income as well as the limitations discussed below. For financial reporting purposes, a deferred tax asset must be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized prior to expiration. Aptevo considers historical and future taxable income, future reversals of existing taxable temporary differences, taxable income in prior carryback years, and ongoing tax planning strategies in assessing the need for valuation allowances. In general, if Aptevo determines that it is more likely than not to realize more than the recorded amounts of net deferred tax assets in the future, Aptevo will reverse all or a portion of the valuation allowance established against its deferred tax assets, resulting in a decrease to the provision for income taxes in the period in which the determination is made. Likewise, if Aptevo determines that it is not more likely than not to realize all or part of the net deferred tax asset in the future, Aptevo will establish a valuation allowance against deferred tax assets, with an offsetting increase to the provision for income taxes, in the period in which the determination is made.

Because tax laws are complex and subject to different interpretations, significant judgment is required. As a result, Aptevo makes certain estimates and assumptions, in (1) calculating Aptevo’s income tax expense, deferred tax assets and deferred tax liabilities, (2) determining any valuation allowance recorded against deferred tax assets and (3) evaluating the amount of unrecognized tax benefits, as well as the interest and penalties related to such uncertain tax positions. Aptevo’s estimates and assumptions may differ significantly from tax benefits ultimately realized.

Exhibit 99.1

Segment Reporting

We have determined that we operate in a single segment and have one reporting unit: the discovery, development, commercialization and sale of novel oncology therapeutics.

New Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses, (Topic 326) which changes how entities account for credit losses on most financial assets and certain other instruments and expands disclosures. The standard is effective for annual and interim periods beginning after December 15, 2022, with early adoption permitted, for Aptevo, as we meet the definition of a smaller reporting company (SRC). We expect to adopt the standard on January 1, 2021 and are still in the process of evaluating the effect of adoption on our consolidated financial statements and disclosures.

Recently Adopted Standards

On January 1, 2019 we adopted ASU No. 2016-02, Leases (ASC 842), which amended the existing standards for lease accounting, requiring lessees to recognize most leases on their balance sheets and disclose key information about leasing arrangements. We adopted the new standard using a modified retrospective transition approach at the beginning of the current fiscal year, January 1, 2019. We did not adjust comparative periods in our financial statements prior to that period.

Adoption of the new standard resulted in the recognition of a right-to-use asset of $1.5 million, an operating lease liability of $2.2 million dollars, and a related decrease in deferred rent liability of $0.7 million at January 1, 2019. Refer to Note 9 for additional information.

On December 18, 2019 we adopted ASU No. 2019-12, Income Taxes (Topic 740), which amended the existing standards for income tax accounting, eliminating the legacy exception on how to allocate income tax expense or benefit for the year to continuing operations, discontinued operations, other comprehensive income, and other charges or credits recorded directly to shareholder’s equity.  We did not adjust comparative periods in our financial statements prior to that period as the impact on 2018 was not material.

Adoption of the new standard resulted in determining the tax effect of income or loss from continuing operations using a computation that does not consider the tax effects of items that are not included in continuing operations. As such, we did not record a tax expense or benefit in the income from discontinued operations in 2019. Refer to Note 2 for additional information.

Note 2. Discontinued Operations

The accompanying financial statements include discontinued operations from two separate transactions: the sale of our Hyperimmune business in 2017, from which milestone payments were recognized in 2019, and our Aptevo BioTherapeutics LLC business, which was sold in 2020.

In the third quarter of 2019, we received a $4.25 million milestone payment from Saol International Limited, in connection with the sale of our hyperimmune business in September 2017. No additional amounts are outstanding related to the milestones. This was recorded as a gain in discontinued operations of $4.25 million.

On February 28, 2020, we entered into an LLC Purchase Agreement with Medexus, pursuant to which we sold all of the issued and outstanding limited liability company interests of our former wholly-owned subsidiary, Aptevo BioTherapeutics, LLC. As a result of the transaction, Medexus obtained all rights, title and interest to the IXINITY product and the related Hemophilia B business and intellectual property. See Note 14 – Sale of Aptevo BioTherapeutics LLC for further information as the accompanying financial statements have been revised to give effect to the presentation of Aptevo BioTherapeutics, LLC as discontinued operations.

Exhibit 99.1

Note 3. Collaboration Agreements

Alligator

On July 20, 2017, our wholly owned subsidiary Aptevo Research and Development LLC (Aptevo R&D), entered into a collaboration and option agreement (Collaboration Agreement) with Alligator Bioscience AB (Alligator), pursuant to which Aptevo and Alligator will collaboratively develop ALG.APV-527, a lead bispecific antibody candidate simultaneously targeting 4-1BB (CD137), a member of the TNFR superfamily of a costimulatory receptor found on activated T-cells, and 5T4, a tumor antigen widely overexpressed in a number of different types of cancer. This product candidate is built on our novel ADAPTIR platform, which is designed to expand on the utility and effectiveness of therapeutic antibodies. Under this Collaboration Agreement, Alligator also granted to Aptevo a time-limited option to enter into a second agreement with Alligator for the joint development of a separate bispecific antibody.

Subject to certain exceptions for Aptevo’s manufacturing and platform technologies, the parties will jointly own intellectual property generated in the performance of the development activities under the Collaboration Agreement. Under the terms of this Collaboration Agreement, the parties intend to share revenue received from a third-party commercialization partner equally, or, if the development costs are not equally shared under this Collaboration Agreement, in proportion to the development costs borne by each party.

The Collaboration Agreement also contains several points in development at which either party may elect to “opt-out” (i.e., terminate without cause) and, following a termination notice period, cease paying development costs for this product candidate, which would be borne fully by the continuing party. Following an opt-out by a party, the continuing party will be granted exclusive rights to continue the development and commercialization of the product candidate, subject to a requirement to pay a percentage of revenue received from any future commercialization partner for this product, or, if the continuing party elects to self-commercialize, tiered royalties on the net sales of the product by the continuing party ranging from the low to mid-single digits, based on the point in development at which the opt-out occurs. The parties have also agreed on certain technical criteria or “stage gates” related to the development of this product candidate that, if not met, will cause an automatic termination and wind-down of this Collaboration Agreement and the activities thereunder, provided that the parties do not agree to continue.

The Collaboration Agreement contains industry standard termination rights, including for material breach following a specified cure period, and in the case of a party’s insolvency.

Aptevo and Alligator have made a joint decision to delay submission of the clinical trial authorization (CTA) for ALG-APV.527 previously planned for the fourth quarter of 2019. Alligator and Aptevo have made a joint decision to focus efforts on partnering ALG.APV-527 prior to phase 1 clinical development.  The adjustment to the development plan for ALG.APV -527 will allow both Aptevo and Alligator to align their resources with their respective ongoing clinical programs. The companies are initiating discussions with potential partners for the upcoming clinical development of ALG.APV-527.

We assessed the arrangement in accordance with ASC 606 and concluded that the contract counterparty, Alligator, is not a customer. As such the arrangement is not in the scope of ASC 606 and is instead treated as a collaborative agreement under ASC 808. For the year ended December 31, 2019, we recorded a reduction in our research and development expense of $1.4 million, and for the year ended December 31, 2018, we recorded a decrease in our research and development expense of $0.6 million, related to the collaboration arrangement.

Exhibit 99.1

Note 4. Fair Value Measurements

The Company’s estimates of fair value for financial assets and financial liabilities are based on the framework established in the fair value accounting guidance. The framework is based on the inputs used in valuation, gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates in the fair value accounting guidance hierarchy is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect the Company’s significant market assumptions. The level in the fair value hierarchy within which the fair value measurement is reported is based on the lowest level input that is significant to the measurement in its entirety. The three levels of the hierarchy are as follows:

Level 1— Quoted prices in active markets for identical assets and liabilities;

Level 2— Inputs other than quoted prices in active markets that are either directly or indirectly observable; and

Level 3— Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial assets measured at fair value consisted of the following as of December 31, 2019 and December 31, 2018:

	December 31, 2019
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Money market funds(1)	$12,494	$—	$—	$12,494

	December 31, 2018
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Money market funds(1)	$29,047	$—	$—	29,047

(1)	As of December 31, 2019, and 2018, the money market funds included $5.0 million in restricted cash.

If quoted market prices in active markets for identical assets are not available to determine fair value, then the Company uses quoted prices of similar instruments and other significant inputs derived from observable market data obtained from third-party data providers. These investments are included in Level 2 and consist of debt securities of U.S government agencies and corporate bonds. There were no transfers between Levels 1 and 2 during the twelve-month period ended December 31, 2019.

Exhibit 99.1

Note 5. Cash, Cash Equivalents, and Restricted Cash

The Company’s cash equivalents are highly liquid investments with a maturity of 90 days or less at the date of purchase and include time deposits and investments in money market funds with commercial banks and financial institutions. Restricted cash, long-term includes $5.0 million related to the minimum cash covenant included in the Company’s Credit and Security Agreement (the Credit Agreement) with MidCap Financial Trust, and $2.5 million securing letters of credit.

The following table shows our cash, cash equivalents and restricted cash, both current and long-term portion as of December 31, 2019 and December 31, 2018:

	For the Year Ended December 31,
(in thousands)	2019	2018
Cash	$4,954	$6,588
Cash equivalents	7,494	24,047
Restricted cash	7,498	7,448
Total cash, cash equivalents, and restricted cash	$19,946	$38,083

Note 6. Investments

Investments are classified as available-for-sale debt securities and are carried at fair value with unrealized temporary holding gains and losses included in other comprehensive income or loss and as a net amount in accumulated other comprehensive income or loss until such gains and losses are realized. We did not recognize any realized gains or losses in net income during 2019. Available-for-sale securities are written down to fair value through income whenever it is necessary to reflect other than temporary impairments.

	December 31, 2019
(in thousands)	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding (Losses)	Fair Value
Cash equivalents:
Money market funds(1)	$12,494	$—	$—	$12,494
Total cash equivalents	$12,494	$—	$—	$12,494

	December 31, 2018
(in thousands)	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding (Losses)	Fair Value
Cash equivalents:
Money market funds(1)	$29,047	$—	$—	$29,047
Total cash equivalents	$29,047	$—	$—	$29,047
(1) As of December 31, 2019, the money market funds included $5.0 million in restricted cash, and as of December 31, 2018, the money market funds included $5.0 million in restricted cash.

Exhibit 99.1

Note 7. Property and equipment, net

Property and equipment consist of the following:

	For the Year Ended December 31,
(in thousands)	2019	2018
Leasehold improvements	$2,264	$2,278
Furniture and equipment	11,606	11,622
Property and equipment, gross	13,870	13,900
Less: Accumulated depreciation	(9,924)	(8,698)
Total property and equipment, net	$3,946	$5,202

Depreciation expense for the year ended December 31, 2019 and December 31, 2018 was $1.4 million and $1.6 million, respectively.

Note 8. Debt

Credit Facility

On August 4, 2016, we entered into a Credit and Security Agreement (Credit Agreement), with MidCap Financial Trust. The original Credit Agreement provided us with up to $35.0 million of available borrowing capacity composed of two tranches of $20.0 million and $15.0 million. The first tranche of $20.0 million was made available to us, and drawn, on the closing date of the Credit Agreement. On September 28, 2017, we and MidCap Financial Trust entered into a second amendment to the Credit Agreement in order to accommodate the sale of the Hyperimmune Business under the LLC purchase agreement, and to reflect changes in the remaining business as a result of such sale.

Pursuant to the second Amendment, the agent and the lenders consented to the LLC purchase agreement and the consummation of the sale transaction, released the agent’s liens on the assets transferred to one of our subsidiaries prior to the sale, and agreed that no prepayment of the term loans under the Credit Agreement would be required as a result the sale. As part of the second amendment, the agent and the lenders agreed that: (i) the commitments of the lenders to make the remaining $15.0 million tranche of loans under the credit agreement were terminated, (ii) the covenant levels set forth in the minimum net commercial product revenue covenant were revised, (iii) a new covenant requiring us to maintain a minimum $10.0 million unrestricted cash balance.

On February 23, 2018, we entered into a third Amendment with the agent and lenders to amend certain provisions of the Credit Agreement in order to permit us to maintain a cash collateral account as security for our reimbursement obligations, in respect of certain letters of credit to be issued for our account.

On August 6, 2018, we entered into an Amended and Restated Credit and Security Agreement (Amended Credit Agreement) amending the terms of our original $20 million term loan agreement with MidCap.  Under the Amended Credit Agreement, the timeline for us to begin making principal repayments was extended to February 1, 2020, with an opportunity for further deferral through August 1, 2020. The amount of restricted cash that we were required to maintain on our balance sheet was reduced from $10 million to $5 million.

We used $22.1 million of the $30 million in proceeds from the sale of the IXINITY business to Medexus on February 28, 2020 to repay in full our term debt facility with MidCap financial, including $20 million of principal and $2.1 million in an end of facility fee, accrued interest, legal fees and prepayment fees. Under the terms of our credit facility agreement with MidCap, we were required to maintain a restricted cash account of $5 million. Repayment of the debt will also relieve us of the obligation to keep $5 million of cash restricted.

Exhibit 99.1

Note 9. Leases and Contingencies

Office Space Lease – Operating

We have an operating lease related to our office and laboratory space in Seattle, Washington. This lease was amended and extended in March 2019. The term of the amended lease is through April 2030 and we have two options to extend the lease term, each by five years, as well as a one-time option to terminate the lease in April 2023.

We recorded a right-of-use asset for this lease on January 1, 2019 of $1.2 million which reflects the amount of the remaining lease liability, less the balance of accrued and deferred rent, and net of the unamortized balance of tenant incentives. We also recorded a lease liability of $1.9 million, which reflects the present value of the remaining lease payments, discounted using our incremental borrowing rate of 16.95% for the remaining term of the lease. The future expense for this lease will be recorded as a straight-line expense, less the unamortized tenant incentive portion, plus any variable expenses due to true-ups of operating costs or real estate taxes. In August of 2019, we amended the lease to reduce the space included in the original lease to equal the space in the renewed lease. As a result, we recorded an adjustment of $0.1 million to the right-of-use asset and lease liability.

As a result of the lease amendment in March 2019, we recorded an increase to our right-of-use asset for this lease amendment of $3.2 million which reflects the amount of the remaining lease liability through April 30, 2023, less the balance of accrued and deferred rent, and net of the unamortized balance of tenant incentives. In March 2019, we also recorded an increase to our lease liability for this lease amendment of $3.2 million which reflects the present value of the remaining lease payments through April 30, 2023, discounted using our incremental borrowing rate of 14.45% for the remaining term of the lease on the date of amendment.

The amended lease has a renewal option of two five-year renewals at fair market value as determined at the time of renewal, and a termination option after month thirty-six with nine months written notice. The termination option also requires a penalty equal to the unamortized tenant improvement allowance at 8% interest, the unamortized real estate taxes at 8% interest, and the equivalent of four-months’ rent at the base rent price at the time of termination. The estimated termination penalty has been recorded in our lease payments. We determined we should not include any periods after the termination option when evaluating this amendment as we are not reasonably certain to not exercise the option, therefore we are recording our liability through April 30, 2023.

For the year ended December 31, 2019, we recorded $0.5 million related to variable expenses.

Exhibit 99.1

Equipment Leases - Operating

As of January 1, 2019, we have operating leases for one piece of lab equipment and four copiers in our Seattle, Washington headquarters. We recorded a right-of-use asset of $0.3 million on January 1, 2019 which reflects the remaining liability of the leases, less the balance of accrued and deferred rent. We also recorded a lease liability of $0.3 million which reflects the present value of the remaining payment for the leases, discounted using our incremental borrowing rate for the lab equipment lease is 16.53% and for the copier leases it is 16.19%, for the remaining term of the leases. The future expense for these leases will be straight-line and will include any variable expenses that arise.

Equipment Lease – Financing

As of January 1, 2019, we had one equipment lease classified as a financing lease as the lease transfers ownership of the underlying asset to us at the end of the lease term. The remaining term of this lease is eight months and has a remaining expense obligation of less than $0.1 million. There were no financing lease payments in the year ended December 31, 2019.

Components of lease expense:

For the year ended December 31,
(in thousands)	2019
Operating lease cost	$1,526
Finance lease cost:
Amortization of right-of-use assets	6
Interest on lease liabilities	2
Total lease cost	$1,534

Right of use assets acquired under operating leases:

For the year ended December 31,
(in thousands)	2019
Operating leases, excluding Seattle office lease	$241
Seattle office lease, including amendment	3,506
Total operating leases	$3,747

Lease payments:

For the year ended December 31,
(in thousands)	2019
For operating leases	$1,714

Exhibit 99.1

Future minimum payments as of December 31, 2019 are as follows:

(in thousands)
2020	$1,480
2021	1,387
2022	1,294
2023	1,399
Total Future minimum lease payments	5,560
Less: imputed interest	(1,306)
Total	$4,254

The long-term portion of the lease liabilities included in the amounts above is $3.3 million and the remainder of our lease liabilities are included in other current liabilities on our consolidated balance sheets.

As of December 31, 2019, the weighted average remaining lease term and weighted discount rate for operating leases was 3.3 years and 14.55%.

Note 10. Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common share equivalents outstanding for the period using the as-if converted method. For the purpose of this calculation, stock options and restricted stock units are only included in the calculation of diluted net income per share when their effect is dilutive.

We utilize the control number concept in the computation of diluted earnings per share to determine whether potential common stock instruments are dilutive. The control number used is loss from continuing operations. The control number concept requires that the same number of potentially dilutive securities applied in computing diluted earnings per share from continuing operations be applied to all other categories of income or loss, regardless of their anti-dilutive effect on such categories. Therefore, no dilutive effect has been recognized in the calculation of income from discontinued operations per share.

In March 2019, pursuant to our public offering, we issued 1,417,857 shares of common stock, warrants to purchase 1,417,857 shares of common stock, pre-funded warrants to purchase 153,571 shares of common stock, and warrants to purchase 153,571 shares of common stock.

Common stock equivalents include warrants, stock options and unvested RSUs.

The following table presents the computation of basic and diluted net loss per share (in thousands, except share and per share amounts):

	For the Year Ended December 31,
	2019	2018
Net loss	$(40,448)	$(53,689)

Basic and diluted net income (loss) per share:
Net loss from continuing operations	$(14.76)	$(34.07)
Net income from discontinued operations	$0.90	$0.66
Net loss	$(13.87)	$(33.41)
Weighted-average shares used to compute per share calculation	2,917,035	1,607,147

Exhibit 99.1

The following table represents all potentially dilutive shares, which were all anti-dilutive and therefore excluded from the calculation of diluted net loss per share:

	For the Year Ended December 31,
(in thousands, except for per share amounts)	2019	2018
Warrants	1,571	—
Outstanding options to purchase common stock	335	237
Unvested RSUs	18	10

Note 11. Equity

Common Stock

On March 11, 2019, we completed a public offering of common stock and warrants, as follows:

•

for a combined public offering price of $14.00 per share of common stock and related warrants, 1,417,857 shares of common stock and related warrants with a 5-year life to purchase up to 1,417,857 shares of common stock at an exercise price of $18.20 per share,

•

for a combined public offering price of $13.86 per pre-funded warrant and related warrant, pre-funded warrants with a 10-year life to purchase up to 153,571 shares of common stock at an exercise price of $0.14 per share and related warrants with a 5-year life to purchase up to 153,571 shares of common stock at an exercise price of $18.20 per share. These pre-funded warrants were exercised on March 21, 2019.

We received net proceeds of $20.2 million, net of transaction costs, as a result of this offering.

For the year ended December 31, 2019, we issued 6,752 shares of common stock due to the vesting of RSUs.

For the year ended December 31, 2018, we received proceeds of $0.6 million upon the exercise of stock options which resulted in the issuance of 0.03 million shares of common stock. We also issued 58,273 shares of common stock in the year ended December 31, 2018, upon the vesting of RSUs.

Purchase Agreement

On December 20, 2018, we entered into the Purchase Agreement, and a registration rights agreement, with Lincoln Park. Pursuant to the purchase agreement, Lincoln Park has committed to purchase up to $35.0 million worth of our common stock over a 36-month period commencing on February 13, 2019, the date the registration statement covering the resale of the shares was declared effective by the SEC. Under the Purchase Agreement, on any business day selected by us, we may direct Lincoln Park to purchase shares of our common stock provided that Lincoln Park’s maximum commitment on any single day does not exceed $2.0 million. The purchase price per share will be based off of prevailing market prices of our common stock immediately preceding the time of sale; provided, however, that we cannot direct any such purchase if the prevailing market price is less than $1.00. Pursuant to this purchase agreement we issued 7,533 commitment shares of common stock in December 2018, and 13,990 commitment shares of common stock in the first quarter of 2019.

Exhibit 99.1

Equity Distribution Agreement

On November 9, 2017, we entered into an Equity Distribution Agreement (the Equity Distribution Agreement) with Piper Jaffray & Co. (Piper). The Equity Distribution Agreement provides that, upon the terms and subject to the conditions set forth therein, we may issue and sell through Piper, acting as sales agent, shares of our common stock, $0.001 par value per share (the Common Stock) having an aggregate offering price of up to $17.5 million. We have no obligation to sell any such shares under the Equity Distribution Agreement. The sale of the Shares by Piper will be effected pursuant to a Registration Statement on Form S-3 which we filed on November 9, 2017 (the Registration Statement). We have issued 947 shares under the Equity Distribution Agreement as of December 31, 2018, and 12,887 shares in the year ended December 31, 2019 and received net proceeds of $0.2 million from these transactions. Following such prior sales, we have the ability to sell up to an additional $17.3 million of common stock under the Equity Distribution Agreement.

Converted Equity Awards Incentive Plan

In connection with the spin-off from Emergent BioSolutions, Inc. (Emergent) in August 2016, we adopted the Converted Equity Awards Incentive Plan (Converted Plan) and outstanding equity awards of Emergent held by Aptevo employees were converted into or replaced with equity awards of Aptevo (Conversion Awards) under the Converted Plan and were adjusted to maintain the economic value before and after the distribution date using the relative fair market value of the Emergent and Aptevo common stock based on the closing prices as of August 1, 2016. A total of 0.1 million shares of Aptevo common stock have been authorized for issuance under the Converted Plan. Options issued as Conversion Awards were priced according to the Converted Plan. RSUs issued as part of the Converted Plan provide for the issuance of a share of Aptevo’s stock at no cost to the holder.

2016 Stock Incentive Plan

On August 1, 2016, the Company adopted the 2016 Stock Incentive Plan (2016 SIP). A total of 0.2 million shares of Aptevo common stock have been authorized for issuance under the 2016 SIP in the form of equity stock options.

Stock options under the 2016 SIP generally vest pro rata over a three-year period and terminate ten years from the grant date, though the specific terms of each grant are determined individually. The Company’s executive officers and certain other employees may be awarded options with different vesting criteria, and options granted to non-employee directors also vest over a three-year period. Option exercise prices for new options granted by the Company equal the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant.

RSUs issued under the 2016 SIP provide for the issuance of a share of the Company’s common stock at no cost to the holder. RSUs granted to employees under the 2016 SIP generally provide for time-based vesting over an eighteen-month to three-year period, although certain employees may be awarded RSUs with different time-based vesting criteria. Prior to vesting, RSUs granted under the 2016 SIP do not have dividend equivalent rights, do not have voting rights and the shares underlying the RSUs are not considered issued or outstanding.

The equity compensation awards granted by the Company generally vest only if the employee is employed by the Company (or in the case of directors, the director continues to serve on the Board) on the vesting date.

On May 31, 2017, at the 2017 Annual Meeting of Stockholders (Annual Meeting), the Company’s stockholders approved the amendment and restatement of the Company’s 2016 SIP (Restated 2016 Plan) to, among other things, increase the number of authorized shares issuable by 0.1 million shares of Aptevo common stock. The Restated 2016 Plan was previously approved, subject to stockholder approval, by the Board of Directors of the Company

2018 Stock Incentive Plan

On June 1, 2018, at the 2018 Annual Meeting, the Company’s stockholders approved a new 2018 Stock Incentive Plan (2018 SIP), which replaced the Restated 2016 Plan on a go-forward basis. All stock options, RSUs or

Exhibit 99.1

other equity awards granted subsequent to June 1, 2018 will be issued out of the 2018 SIP, which has 0.3 million shares of Aptevo common stock authorized for issuance. The 2018 Plan became effective immediately upon stockholder approval at the Annual Meeting. Any shares subject to outstanding stock awards granted under the 2016 SIP that (a) expire or terminate for any reason prior to exercise or settlement; (b) are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Company; or (c) otherwise would have returned to the 2016 SIP for future grant pursuant to the terms of the 2016 Plan (such shares, the “Returning Shares”) will immediately be added to the share reserve under the 2018 SIP as and when such shares become Returning Shares, up to a maximum of 0.3 million shares. The 2018 SIP was previously approved, subject to stockholder approval, by the Board of Directors of the Company. As of December 31, 2019, there are 0.1 million shares available to be granted under the 2018 SIP.

Stock options under the 2018 SIP generally vest pro rata over a three-year period and terminate ten years from the grant date, though the specific terms of each grant are determined individually. The Company’s executive officers and certain other employees may be awarded options with different vesting criteria, and options granted to non-employee directors also vest over a three-year period. Option exercise prices for new options granted by the Company equal the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant.

Stock-Based Compensation Expense

Stock-based compensation expense includes amortization of stock options and restricted stock units granted to employees and non-employees and has been reported in our Consolidated Statements of Operation and Comprehensive Loss as follows:

	For the Year Ended December 31,
(in thousands)	2019	2018
Research and development	$486	$865
General and administrative	914	1,003
Discontinued operations – Aptevo BioTherapeutics LLC	198	272
Total stock-based compensation expense	$1,598	$2,140

The Company accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted based on the fair value of the award as of the grant date. The Company recognizes the compensation expense over the vesting period.

Stock Options

Aptevo utilizes the Black-Scholes valuation model for estimating the fair value of all stock options granted. Set forth below are the assumptions used in valuing the stock options granted:

	For the Year Ended December 31,
	2019	2018
Expected dividend yield	0.00%	0.00%
Expected volatility	79.78%	75.00%
Risk-free interest rate	2.04%	2.74%
Expected average life of options	5 years	6 years

Management applied an estimated forfeiture rate for all periods of 10%.

Exhibit 99.1

The following is a summary of option activity for the year ended December 31, 2019:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Term	Aggregate Intrinsic Value
Balance at December 31, 2018	238,760	$38.47	6.99	$—
Granted	126,490	14.23	—	—
Exercised	—	—	—	—
Forfeited	(30,312)	32.11	—	—
Outstanding at December 31, 2019	334,938	$29.89	7.28	$64,830
Exercisable at December 31, 2019	40,820	$35.56	20.66	$—

As of December 31, 2019, we had $1.8 million of unrecognized compensation expense related to options expected to vest over a weighted average period of 1.4 years. The weighted average remaining contractual life of outstanding and exercisable options is 5.4 years.

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the closing stock price of Aptevo’s common stock on the last trading day of 2019 and the exercise price, multiplied by the number of in the money options) that would have been received by the option holders had all the option holders exercised their options on December 31, 2019.

Restricted Stock Units

The following is a summary of restricted stock activity for the year ended December 31, 2019:

	Number of Units	Weighted Average Fair Value per Unit	Aggregate Fair Value
Balance at December 31, 2018	9,505	$41.65	$168,961
Granted	17,685	8.06	142,541
Vested	9,510	41.65	201,658
Forfeited	277	8.06	—
Outstanding at December 31, 2019	36,927	$8.06	$—
Expected to Vest	17,458	$8.06	$—

As of December 31, 2019, there was no unrecognized stock-based compensation expense related to unvested RSUs.

The fair value of each RSU has been determined to be the closing trading price of the Company’s common shares on the date of grant as quoted in The Nasdaq Capital Market.

Warrants

In March 2019, as part of a public offering, we issued warrants to purchase up to 1,725,000 shares of our common stock, 1,571,429 of which have an exercise price of $18.20 per share and have a five-year life, and 153,571 of pre-funded warrants with an exercise price of $0.14 per share. The pre-funded warrants have a ten-year life and would have expired on March 11, 2029; however, the pre-funded warrants were exercised in March 2019. We determined the warrants do not meet liability classification pursuant to ASC 480 – Distinguishing Liabilities from Equity. These are therefore included within equity on our consolidated balance sheet. As of December 31, 2019, there were 1,571,429 warrants outstanding.

Exhibit 99.1

Note 12. 401(k) savings plan

Aptevo has established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. The 401(k) Plan covers all employees. Under the 401(k) Plan, employees may make elective salary deferrals. Aptevo currently provides for matching of qualified deferrals up to 50% of 401(k) employee deferral contributions, based on a maximum employee deferral rate of 6% of compensation. During the year ended December 31, 2019 and December 31, 2018, Aptevo’s related share of matching contributions was approximately $0.4 million and $0.5 million.

Note 13. Income Taxes

We did not have an income tax benefit or income tax expense from continuing operations in the year ended December 31, 2019 nor December 31, 2018.

Loss from continuing operations before income taxes is comprised of:

	Year ended December 31,
(in thousands)	2019	2018
US	$(43,064)	$(54,758)
International	—	3
Loss from continuing operations before benefit from income taxes	$(43,064)	$(54,755)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	For the Year Ended December 31,
(in thousands)	2019	2018
Federal losses carryforward	$28,221	$20,251
Intangible assets	3,869	4,210
Stock compensation	1,023	844
State losses carryforward	3,044	2,260
Other deferred tax assets	1,718	1,543
Other tax credits	1,447	713
Lease Liabilities	992	—
Fixed assets	453	488
Deferred tax asset, gross	40,767	30,309
Valuation allowance	(39,895)	(30,309)
Deferred tax assets, net of valuation	872	—

ROU Assets	(874)	—
Deferred tax liability	(874)	—

Net deferred tax liabilities	$(2)	$—

As of December 31, 2019, and 2018, we have recorded federal net operating losses (NOL) carryforwards of approximately $134.4 million and $96.4 million, state NOL carryforwards of approximately $59.4 million and $44.5 million, and tax credit carryforwards of $1.4 million and $0.7 million, respectively. $41.0 million of the federal losses and credits would begin to expire in 2037, while $93.4 million of federal losses may be carried forward indefinitely. The state net operating losses will begin to expire in varying periods. Carryforwards of net operating losses and tax credits are subject to possible limitation, should a change in ownership occur, as defined by Internal Revenue Code Section 382.

The Company files income tax returns in the U.S. and several state jurisdictions and are open to review by taxing authorities for the 2016 tax filings and thereafter.

Exhibit 99.1

We are subject to the accounting guidance for uncertain income tax positions. We believe that our income tax positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material adverse effect on our financial condition, results of operations, or cash flow. Our policy for recording interest and penalties, if any, associated with audits and uncertain tax positions is to record such items as a component of income tax expense. No uncertain income tax positions are recorded, and we do not expect our uncertain tax position to change during the next twelve months.

The reconciliation of the federal statutory income tax rate to the Company’s effective income tax from continuing operations is as follows:

	Year ended December 31,
	2019	2018
Federal tax at statutory rates	21.0%	21.0%
State taxes, net of federal benefit	1.8%	2.5%
Change in valuation allowance	-23.7%	-24.5%
Tax credits	1.6%	0.4%
Permanent differences	-0.7%	-0.2%
Other	0.0%	0.8%
Total income tax benefit	0.0%	0.0%

Note 14. Sale of Aptevo BioTherapeutics LLC

On February 28, 2020, Aptevo entered into an LLC Purchase Agreement with Medexus, pursuant to which Aptevo sold all of the issued and outstanding limited liability company interests of Aptevo BioTherapeutics, LLC (“Aptevo BioT”), a subsidiary of Aptevo which wholly owns the IXINITY and related Hemophilia B business. As a result of the transaction, Medexus obtained all rights, title and interest to the IXINITY product and intellectual property. In addition, Aptevo BioT personnel responsible for the sale and marketing of IXINITY also transitioned to Medexus as part of the transaction.

Beginning in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, we presented the Aptevo BioTherapeutics Business as discontinued operations and held for sale in our interim financial statements for all periods presented as a result of meeting the criteria for held for sale and discontinued operations during the quarter ended March 31, 2020. Accordingly, we are revising the accompanying financial statements to recast the relevant financial information in the 2019 Form 10-K to characterize the Aptevo BioTherapeutics Business as discontinued operations and held for sale and for the effect of the 2020 reverse stock split.

As consideration for the sale, at closing Aptevo received an amount equal to $30 million in cash. From the $30 million payment at closing, we used $22.1 million of the $30 million in proceeds to repay in full our term debt facility with MidCap financial, including $20 million of principal and $2.1 million in an end of facility fee, accrued interest, legal fees and prepayment fees. The parties also agreed that Aptevo would provide transition services for a limited period of time.

Exhibit 99.1

The following table presents a reconciliation of the carrying amounts of assets and liabilities of Aptevo BioTherapeutics held for sale, net in the consolidated balance sheet (in thousands):

ASSETS	December 31, 2019	December 31, 2018
Accounts receivable, net	$7,022	$ 5,220
Inventories	6,139	1,785
Prepaid expenses	3,148	4,352
Other current assets	—	3,268
Total current assets, held for sale	16,309	14,625

Intangible assets, net	4,420	5,250
VAT receivable and deposit	3,045	—
Total assets held for sale	$23,774	$ 19,875
LIABILITIES
Accounts payable and other accrued liabilities	$5,043	$ 4,123
Royalties payable	2,018	—
Accrued payroll	654	657
Other current liabilities	420	239
Total current liabilities	$8,135	$ 5,019

The following table represents the components attributable to Aptevo BioTherapeutics presented as income (loss) from discontinued operations in the consolidated statements of operations (in thousands):

	For the Years Ended December 31,
	2019	2018
Income (loss) from Aptevo BioTherapeutics LLC operations	(1,634)	1,066
Milestone payment from sale of Hyperimmune Business	4,250	—
Income from discontinued operations	$2,616	$1,066

The 2018 information in the table above does not reflect the immaterial impact of intraperiod tax allocation, which was not required in 2019 upon our adoption of ASU 2019-12.

The following information on balance sheet balances and accounting policies are related to our Aptevo BioTherapeutics LLC business for the years ended December 31, 2019 and December 31, 2018, which is no longer part of our continuing operations following our sale of the business in 2020:

Inventories

Inventories consisted of the following:

	Ended December 31,
(in thousands)	2019	2018
Raw materials and supplies	$491	$194
Work-in-process	1,958	916
Finished goods	3,690	675
Total inventories	$6,139	$1,785

Exhibit 99.1

IXINITY Intangible Assets, Net

Intangible assets, net, was solely related to our IXINITY product. For the year ended December 31, 2019, the Company recorded $0.8 million, respectively, of intangible asset amortization expense. As of December 31, 2019, the weighted average amortization period remaining for intangible assets was 63 months.

Future amortization expense as of December 31, 2019 is as follows:

(in thousands)
2020	$830
2021	830
2022	830
2023	830
2024 and beyond	1,100
Total remaining amortization	$4,420

Revenue Reserves

The following table summarizes activity in each of our receivable-related allowances and revenue-related liabilities, for the years ended December 31, 2019 and December 31, 2018:

(in thousands)	Chargebacks and Rebates	Distribution Fees, Cash Discounts and Patient Assistance
Balance at December 31, 2018	$(1,323)	$(865)
Provision related to current period sales	(3,917)	(2,492)
Credit or payments made during the period	3,394	2,631
Balance at December 31, 2019	$(1,845)	$(726)

(in thousands)	Chargebacks	Distribution/Data Fees
Balance at December 31, 2017	$(428)	$(240)
Provision related to current period sales	(2,515)	(1,879)
Credit or payments made during the period	1,620	1,254
Balance at December 31, 2018	$(1,323)	$(865)

Exhibit 99.1

Major Customers

We sold IXINITY through a limited number of customers and specialty pharmacies. Each of these wholesalers, together with entities under their common control, accounted for greater than 10% of total revenues for the years ended December 31, 2019 and 2018 and greater than 10% of accounts receivable as of December 31, 2019 and 2018 as noted below.

	2019		2018
	Percentage of Total Revenue	Percentage of Accounts Receivable	Percentage of Total Revenue	Percentage of Accounts Receivable
Customer A	36%	72%	72%	70%
Customer B	27%	18%	17%	19%
Customer C	20%	0%	—	—

Accounts Receivable

Aptevo recorded accounts receivable net of an allowance for doubtful accounts based upon its assessment of collectability, and of applicable discounts. Aptevo performed ongoing credit evaluations of its customers and generally did not require collateral.

Inventories

Inventories were stated at the lower of cost or market with cost being determined using a moving average cost method, which approximates weighted-average cost. Average cost consisted primarily of material, labor and manufacturing overhead expenses (including allocation of fixed production-overhead costs) from our third-party suppliers.

Product Sales, Rebates and other Discounts

Aptevo marketed and sold IXINITY through commercial wholesalers (direct customers) who purchased IXINITY at a price referred to as the wholesale acquisition cost (WAC). Additionally, Aptevo may have entered into separate agreements with indirect customers to acquire its product for a contracted price that was less than the product’s WAC. The indirect customers, such as group-purchasing organizations, physician practice-management groups and hospitals, continued to purchase Aptevo’s product from the wholesalers, but at their respective contractual prices. Per its wholesaler agreements, Aptevo guaranteed to credit the wholesaler for the difference between the WAC and the indirect customers’ contracted price. This credit was referred to as a chargeback and revenues from product sales were recorded net of estimated chargebacks. Adjustments to the chargeback provisions were made periodically to reflect new facts and circumstances, therefore historical experience may not have been indicative of current and/or future results.

All revenues from product sales were also recorded net of applicable allowances for sales and government rebates, special promotional programs, and discounts. These allowances were estimated based on historical payment experience, historical relationship to revenues, estimated customer inventory levels, contract terms, and actual discounts offered. In arriving at these estimates, Aptevo further utilized information received from third parties including market data, inventory reports from major wholesalers, historical information and analysis. These estimates

Exhibit 99.1

were subject to the inherent limitations of estimates that rely on third-party data, as certain third-party information may itself rely on estimates and reflect other limitations.

Revenue Recognition

Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services.  To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

We only applied the five-step model to contracts when it was probable that we would collect the consideration we were entitled to in exchange for the goods or services we transferred to the customers. At contract inception, once the contract is determined to be within the scope of ASC 606, we assessed the goods or services promised within each contract and identify, as a performance obligation, and assessed whether each promised good or service was distinct. We then recognized as revenue the amount of the transaction price that was allocated to the respective performance obligation when (or as) the performance obligation was satisfied.

Product Revenue, Net

Aptevo had one marketed commercial product, IXINITY, a coagulation factor IX (recombinant) therapeutic indicated in adults and children 12 years of age and older with hemophilia B for control and prevention of bleeding episodes, and management of bleeding during operations.

On February 28, 2020, Aptevo entered into an LLC Purchase Agreement with Medexus, pursuant to which Aptevo sold all of the issued and outstanding limited liability company interests of Aptevo BioT, a subsidiary of Aptevo which wholly owns the IXINITY and related Hemophilia B business.

Reserves for Variable Consideration

We identified the following fees, discounts and rebates that resulted in consideration being variable: chargebacks, distributor and Group Purchasing Organizations (GPO) fees, government rebates, return rights, and patient assistance. As part of determining variable consideration, we noted that although the distributors were our customers, there were additional indirect customers in the distribution chain to whom we made payments.  These indirect customers were not customers; however, unless a distinct good or service was provided to us, payments to these indirect customers needed to be accounted for as a reduction in the transaction price, and therefore constitute an element of variable consideration, under ASC 606.  Further, if material, we would also account for returns as variable consideration.

Exhibit 99.1

These reserves were based on the amounts earned or to be claimed on the related sales and were classified as reductions of accounts receivable (if the amount was payable to the customer) or a current liability (if the amount was payable to a party other than a customer). Where appropriate, these estimates took into consideration a range of possible outcomes that were probability-weighted for relevant factors such as our historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. Overall, these reserves reflected our best estimates of the amount of consideration to which we were entitled based on the terms of the contract. The amount of variable consideration that was included in the transaction price may be constrained and was included in the net sales price only to the extent that it was probable that a significant reversal in the amount of the cumulative revenue recognized would not occur in a future period. Actual amounts of consideration ultimately received may differ from our estimates. If actual results in the future varied from our estimates, we adjusted these estimates, which affected net product revenue and earnings in the period such variances became known.

We established provisions for the following types of variable consideration:

Chargebacks: The Company made payments to customers (in the form of credit memos) which were based on the difference between the price paid by the distributor (the “WAC”) and contracted prices paid by the authorized customers of the distributor. Specialty pharmacies, GPO’s and other smaller specialty distributors bought the product from the distributors at prices agreed to in contracts with Aptevo or, if they were eligible, at government established prices (PHS/Medicaid/Medicare/VA prices). When the distributor sold the product at contracted prices lower than the WAC, the distributor was allowed to charge the Company back the difference between the WAC and the contract price paid by their customer, this was referred to as a “Chargeback”.

Distribution and Data fees – The Company paid fees (in the form of direct payments) to the distributors and some GPO’s (indirect customers) for distribution of the products and for transmission of data. These services satisfied business needs for Aptevo.

Commercial Rebate Programs – From time to time, the Company entered into rebate programs with customers. These programs vary in time and scope, but in general, the programs involved paying a per IU rebate if a specific customer or purchasing organization dispensed a certain number of IU’s over a specific period of time.

Government Rebates: Certain sales by the specialty pharmacies and GPO’s were to qualify PHS/Medicaid/Medicare/TRICARE/VA and other government patients. The Company had contracts with these agencies that require rebates for sales made under the programs.

Cash Discounts: All customers had the option to receive a cash discount for early payment.

Patient Assistance: All patients were eligible for the IXINITY Savings Program – This provided for up to $12,000 annual benefits to assist with co-payments. Historically, this was insignificant to the Company.